UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

EasyLink Services International Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24996	13-3645702
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6025 The Corners Parkway, Suite 100 Norcross, Georgia	30092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 533-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2008 EasyLink Services International Corporation (the “Company”) entered into an Employment Agreement with Chris A. Parker, its Executive Vice President of Production Operations. Mr. Parker’s employment agreement provides for an annual salary of $200,000 and an annual performance-related bonus targeted at $40,000 for the Company’s 2009 fiscal year based upon Company and individual performance milestones to be determined.

Under his employment agreement, Mr. Parker has agreed not to solicit the Company’s customers or employees or compete with the Company for a period of one year following termination of his employment. Mr. Parker’s employment agreement provides for the payment of severance if his employment is terminated as a result of his death or disability, if his employment is terminated by the Company without “cause” or if he resigns for good reason to an amount equal to his then-current annual base salary plus his target annual cash incentive bonus for the fiscal year in which the termination occurs. In connection with his promotion to Executive Vice President of Production Operations, Mr. Parker’s employment agreement also provides for a long term incentive grant of options for the purchase of 75,000 shares of the Company’s common stock.

Mr. Parker’s employment agreement contains language addressing the potential for imposition of excise taxes under Section 409A of the Internal Revenue Code. Section 409A was adopted into law in 2004 and imposes an excise tax on “deferred compensation” (as defined in the law) paid to an executive under certain circumstances.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between EasyLink Services International Corporation and Chris A. Parker dated November 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EasyLink Services International Corporation

By: /s/ Jonathan B. Wilson
Jonathan B. Wilson
VP, General Counsel and Secretary

Dated: November 17, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between EasyLink Services International Corporation and Chris A. Parker dated November 14, 2008